EXHIBIT 99.1

Zones, Inc. Announces Acquisition of Additional

Shares by CEO

RENTON, Wash.—(BUSINESS WIRE)—June 6, 2002—Zones, Inc. (the “Company” “Zones”(TM)) (Nasdaq:ZONS), a single-source direct reseller of name-brand information technology products, today announced that its Chairman and Chief Executive Officer, Firoz H. Lalji, has filed a Schedule 13D announcing that he has purchased an additional 1,651,000 shares of the Company’s common stock in a private transaction and his acquisition of beneficial ownership of 92,800 shares of the Company’s common stock in various open market transactions, bringing his total beneficial ownership to 6,799,000 shares of the Company’s common stock.  Mr. Lalji also indicated in his Schedule 13D that he intends, subject to market conditions, applicable insider trading restrictions and other factors, to purchase additional shares of Zones common stock in the open market and in private transactions at such times and prices as he considers attractive (while reserving the right to dispose of shares from time to time).

About Zones, Inc.

Zones, Inc. is a single-source direct reseller of name-brand information technology products to the fast growing small to medium sized business market. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including Apple, Compaq, Hewlett-Packard, IBM, Microsoft and Toshiba.  Incorporated in 1988, Zones, Inc., is headquartered in Renton, Washington. Company and buying information is available at http://www.zones.com, or by calling 800/258-2088.

This press release may contain statements that are forward-looking.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated.  These risk factors include, without limitation, compliance with Nasdaq National Market listing requirements, future growth, dependence on revenue of products, vendor support, competition, pressure on margin, variability of operating results, changing methods of distributions, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company’s filings with the SEC.